Exhibit 99.1

FOR IMMEDIATE RELEASE

February 23, 2026

SEAPORT ENTERTAINMENT GROUP ANNOUNCES LEASE WITH BALLOON MUSEUM TO TRANSFORM HISTORIC TIN BUILDING INTO A NEW CULTURAL DESTINATION

The internationally recognized interactive contemporary art experience will open its U.S. flagship in the Seaport neighborhood, and the Tin Building by Jean-Georges has closed to begin preparations for the Balloon Museum.

NEW YORK, NY – Seaport Entertainment Group Inc. (NYSE: SEG) (“Seaport Entertainment Group” or “SEG”) and Lux Entertainment today announced that Balloon Museum, the award-winning contemporary art format, will open at the Tin Building in Summer 2026. The Tin Building will serve as the Balloon Museum’s U.S. flagship, enriching the cultural landscape in the Seaport neighborhood by offering a community-oriented, experiential art destination designed to attract visitors of all ages.

The current food and beverage operations at the Tin Building will close immediately to begin preparations for the Balloon Museum.

Balloon Museum has redefined the way millions of people experience contemporary art through large-scale interactive exhibitions that transcend traditional boundaries of gallery spaces. Visitors are immersed within the artwork itself—not as passive observers, but as active participants who touch, move through, and directly engage with the installations.

“We are thrilled to bring Balloon Museum and its category-defining contemporary art exhibitions to the Seaport,” said Matt Partridge, President and Chief Executive Officer of Seaport Entertainment Group. “Balloon Museum is a true global phenomenon that offers visitors of all ages a one-of-a-kind experience. We look forward to this exciting addition to the Seaport’s existing portfolio of cultural experiences and other offerings, allowing our growing residential community and visitors to interact with art in an entirely new way.”

Balloon Museum exhibitions are developed by a curatorial team that selects some of the most important contemporary creators of our time, artists whose works are featured in prestigious institutions such as MoMA, Tate, and Centre Pompidou. The unifying medium of these experiences is air—conceived as an ephemeral, democratic, and poetic element. Expanded to monumental scale, it becomes matter, metaphor, and method. Visitors float, move, or simply breathe in dialogue with works that use light, sound, and motion to create a powerful emotional landscape. Balloon Museum aims to become an integral part of the neighborhood’s community, a place where people of all ages not only experience art but actively participate in a shared public culture.

“The opening of our U.S. flagship in New York City marks a decisive milestone in the history of Balloon Museum,” said Roberto Fantauzzi, CEO and Founder of Lux Entertainment. “After years of international growth, choosing New York City and an iconic location such as the Tin Building represents an even greater cultural responsibility for our team. For this new location, we will present a completely original exhibition featuring newly commissioned works by internationally renowned artists. The Balloon Museum at the Tin Building is a natural evolution and significant leap in scale, not simply a new chapter, but the beginning of a stable and ambitious new dimension for our company.”

The transaction was originated by Michael Ginsberg and Jonah Larrama of OMG Variety LLC, a New York-based advisory firm specializing in creative real estate strategy, experiential partnerships and mixed-use cultural development.

Additional details about Balloon Museum’s concept for New York City and additional details about potential relocations of existing Tin Building concepts will be announced in the coming months.

About Seaport Entertainment Group

Seaport Entertainment Group (NYSE: SEG) is a premier entertainment and hospitality company formed to own, operate, and develop a unique collection of assets positioned at the intersection of entertainment and real estate. Seaport Entertainment Group’s focus is to deliver unparalleled experiences through a combination of restaurant, entertainment, sports, retail and hospitality offerings integrated into one-of-a-kind real estate that redefine entertainment and hospitality. For more information, please visit www.seaportentertainment.com.

About Lux Entertainment and Balloon Museum

Lux Entertainment is a Made in Italy company that, in just a few years, has established itself internationally in the field of next-generation artistic and cultural experiences. Founded in Rome in 2021 by Roberto Fantauzzi together with José Linguella, Vanessa Arcangeli, and Andrea Lucentini, Lux Entertainment creates and produces touring and site-specific exhibition formats that combine monumental works, interactive environments, and live performances, transforming the visit into a participatory experience.

Created by Lux Entertainment, Balloon Museum debuted in Italy in 2021, where it has distinguished itself as an example of true national cultural excellence and is supported by the Italian Ministry of Culture, an endorsement that affirms its artistic significance on the global stage. This distinction reflects the significant international expansion that has led the museum to present its exhibitions in 23 major cities across Europe, North America, and Asia, in architecturally iconic venues such as the Grand Palais in Paris, La Nuvola by Fuksas in Rome, Old Billingsgate in London, Mana Wynwood in Miami, the

Palace of Fine Arts in San Francisco, and Marina Bay Sands in Singapore. Throughout this growth, Balloon Museum has welcomed more than 7 million visitors worldwide. Demonstrating strong interest from U.S. audiences, nearly 300,000 people visited its 2023 New York pop-up exhibition in just 77 days.

Today, Lux Entertainment represents one of the most dynamic expressions of Italian creative excellence, transforming a vision born in Rome into a global cultural phenomenon.

Safe Harbor and Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements concerning Seaport Entertainment Group’s plans, goals, objectives, outlook, expectations, and intentions. Forward-looking statements are based on Seaport Entertainment Group’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements, including the risks and uncertainties discussed in filings with the Securities and Exchange Commission, including Seaport Entertainment Group’s  most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this press release. Seaport Entertainment Group undertakes no obligation to update or revise any forward-looking statements for events or circumstances that arise after the date of this press release, except as may be required by applicable law.

Contacts

Seaport Entertainment Group

media@seaportentertainment.com

Lux Entertainment and Balloon Museum

press@balloonmuseum.world